Exhibit 3

Appendix 3E
Daily share buy-back notice

Rule 3.8A

Appendix 3E

Daily share buy-back notice

(except minimum holding buy-back and

selective buy-back)

Information and documents given to ASX become ASX’s property and may be made public.

Introduced 1/9/99. Origin: rule 3.6, Appendix 7C. Amended 30/9/2001.

Name of Entity	ABN

Rinker Group Limited	53 003 433 118

We (the entity) give ASX the following information.

Information about buy-back

1	Type of buy-back	On-market

2	Date Appendix 3C was given to ASX	17-Jul-06

Total of all shares bought back, or in relation to which acceptances have been received, before, and on, previous day

		Before previous day	Previous day
3	Number of shares bought
	back or if buy-back is an
	equal access scheme, in
	relation to which acceptances
	have been received	10,961,343	180,400

4	Total consideration paid or payable
	for the shares	$146,509,840	$2,625,028

+ See chapter 19 for defined terms.

30/09/2001

		Before previous day		Previous day
5	If buy-back is an on-market
	buy-back	highest price paid:	$14.65	highest price paid:	$14.60

		date:	12-Oct-06

		lowest price paid:	$12.45	lowest price paid:	$14.49

		date:	20-Sep-06
				highest price allowed
				under rule 7.33:	$15.2082

Participation by directors

6	Deleted 30/9/2001.

How many shares may still be bought back?

7	If the company has disclosed an
	intention to buy back a maximum
	number of shares - the remaining	33,858,257
	number of shares to be bought back

Compliance statement

1.	The company is in compliance with all Corporations Law requirements relevant to this buy-back.

2.	There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here:		Date:	13/10/06
(~~Directotor~~/Company secretary)

Print name:	Peter Abraham

+ See chapter 19 for defined terms.